EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226320 on Form S-3ASR and Registration Statement Nos. 333-262158, 333-262157, 333-225426, 333-206297, 333-206296, 333-163104, 333-135614, 333-129267, 333-58112 and 333-58162 on Form S-8 of our reports dated February 28, 2024, relating to the financial statements of Merit Medical Systems, Inc. and the effectiveness of Merit Medical Systems, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 28, 2024